EXHIBIT 5.2

                                    EXHIBIT H

                           Opinion of Company Counsel

1. Spectrum Naturals, Inc. (the "Company") has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California.

2. The Company has the requisite corporate power to own, operate and lease its property and assets and to conduct its business as it is currently being conducted. To our knowledge, the Company is qualified as a foreign corporation to do business and is in good standing in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification except where the failure to so qualify would not materially and adversely affect the Company's business, financial condition and results of operations, taken as a whole.

3. All corporate action on the part of the Company, its Board of Directors and its shareholders necessary for the authorization, execution and delivery of the Merger Agreement by the Company and the performance of the Company's obligations under the Merger Agreement has been taken. The Merger Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as rights to indemnity under section 9.5 of the Merger Agreement may be limited by applicable law and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

4. The authorized capital stock of the Company consists of (i) 100,000 shares of Common Stock, no par value, of which _________ shares have been issued and are outstanding immediately prior to the Closing, (ii) _____________ shares of Preferred Stock, no par value, none of which are outstanding immediately prior to the Closing. To our knowledge, except as expressly set forth in the Merger Agreement (including the Company Disclosure Schedule), there are no options, warrants, conversion privileges, or other rights presently outstanding to purchase any authorized but unissued capital stock of the Company. Except for ______________, there are no voting agreements, co-sale rights or rights of first refusal applicable to any of the Company's outstanding capital stock under the Company's Articles of Incorporation, Bylaws or any Material Company Contract disclosed in Part 2.9 and Part 2.11(a) of the Company Disclosure Schedule.

5. The execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Merger as provided therein will not violate any provision of the Company's Articles of Incorporation or Bylaws, and do not constitute a material default (or give rise to any right of termination, cancellation or acceleration) under any provision of any Material Company Contract disclosed in Part 2.9 and Part 2.11(a) of the Company Disclosure Schedule and do not violate or contravene (A) to our knowledge, any governmental statute, rule or regulation applicable to the Company or (B) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware, the violation or contravention of which would have a material adverse effect on the Company's business, financial condition and results of operations, taken as a whole.

6. To our knowledge, there is no action, proceeding or investigation pending or threatened in writing against the Company before any court or administrative agency that questions the validity of the Merger Agreement or might result in a material adverse change in the Company's business, financial condition and results of operations, taken as a whole.

7. All consents, approvals, authorizations, or orders of, and filings, registrations, and qualifications with any regulatory authority or governmental body in the United States required to be obtained prior to the Closing in connection with the Company's execution, delivery and performance of the Merger Agreement and the consummation by the Company of the Merger as contemplated therein have been made or obtained, other than the filing of the Certificate of Merger with the Secretary of State of the State of California as contemplated by
Section 1.3 of the Merger Agreement.

8. The Merger Agreement has been duly authorized by the Company's Board of Directors and its shareholders and, assuming compliance by the Company with all requirements of applicable law and the Merger Agreement necessary to effect the Merger, upon filing of the Certificate of Merger with and acceptance by the Secretary of State of the State of California, the Merger will be effective.

                                       2